EXHIBIT 99.1

Cognigen Networks, Inc.	NEWS RELEASE
6405 218th Street, SW, Suite 305
Mountlake Terrace, Washington 98043	For Immediate Release at 12:00 PM PDT
Saturday, October 1, 2005

www.cognigen.com

Cognigen Networks Announces Resignation of President & CEO

Mountlake Terrace, Washington, October 1 /PRNewswire-First Call/ — Cognigen Networks, Inc. (OTC Bulletin Board: CGNW- news), the Seattle area based Internet-enabled marketer of communications services and certificated reseller, reported that Thomas S. Smith had resigned as president and CEO. Gary Cook, Cognigen’s CFO, was appointed by the board of directors to serve as president and CEO. Mr. Smith, who was appointed president in December 2003, will serve as Cognigen’s legal counsel. He will continue to serve as a member of Cognigen’s board of directors.

Christopher R. Seelbach, chairman of Cognigen’s board of directors, commenting on Mr. Smith’s departure said, “ We are grateful for the valuable achievements and dedication to service Tom Smith has provided Cognigen. The Company stands better prepared to fully realize its potential because of his leadership in crafting a fiscally sound, durable and responsive corporate structure. We shall continue to benefit from his advice and sound judgment as our legal counsel as well as the broad experience he has contributed as a member of our board.”

Mr. Seelbach continued, “Gary Cook, will serve as the Company’s president until a successor is appointed by the directors who will be elected at our regular shareholder meeting scheduled for November 16, 2005. As board chairman I shall work closely with Mr. Cook in executing our business plan in a timely and effective manner. “

About Cognigen

Cognigen Networks, Inc., based in metropolitan Seattle, Washington, offers a wide range of telecommunication services and related technology products via its Web site, http://www.cognigen.com. Cognigen’s robust marketing engine harnesses distribution channels featuring a prominent Internet presence, a network of independent agents and several affiliate groups, each having their own customized Web site. Cognigen’s agent initiated sales as well as those generated directly off its main website are fulfilled via proprietary software utilizing the Internet. The Company sells its own proprietary services under the Cogni label as a certificated reseller and carrier, and resells the services of industry leaders such as 2Speak, AccuLinq, Inphonic Cellular, ShopForT1, Convergia, IBN Tel, MCI Neighborhood, Pioneer Telephone, OPEX, PowerNet Global, Speakeasy, UniTel and Trinsic / Z-Tel. Cognigen is authorized to operate as an interstate and international carrier under Section 214 of the rules of the Federal Communications Commission and is regulated by some state public utility commissions as a reseller of interstate and intrastate long distance telecommunications services. Since August of 1999, Cognigen has sold, on behalf of its vendors and for its own account, services and products to approximately 820,000 customers worldwide. Each of the approximately 134,000 persons, who currently are registered as Cognigen agents, has a website that is replicated from the main www.ld.net site. This extraordinary Internet presence contains millions of pages that have gained for Cognigen’s principal website the number one ranking among long distance telecommunication marketing websites based on the number of unique visits and pages viewed by Ranking.com. In point of fact, Cognigen and its agents account for 11 of the top 27 long distance telecommunication websites rated by Ranking.com.

The information herein contains forward-looking statements, including, without limitation, statements relating to Cognigen Networks, Inc. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s business, financial condition and results of operations, including without limitation, the Company’s possible inability to become certified as a reseller in all jurisdictions in which it applies, the possibility that the Company’s proprietary customer base will not grow as the Company expects, the Company’s inability to obtain additional financing, the Company’s possible lack of producing agent growth, the Company’s possible lack of revenue growth, the Company’s possible inability to add new products and services that generate increased sales, the Company’s possible lack of cash flows, the Company’s possible loss of key personnel, the possibility of telecommunications rate changes and technological changes and the possibility of increased competition. Many of these risks are beyond the Company’s control. The Company is not entitled to rely on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, or Section 2lE of the Securities Exchange Act of 1934, as amended, when making forward-looking statements.

Source:	Cognigen Networks, Inc.
	Contact:	Gary Cook
Meridian Center – 9800 Mt. Pyramid Court, Ste. 400
Englewood, CO 80112
720-895-1912 voice
720-895-1917 fax
gary@ld.net